Exhibit 8.9

AMENDMENT TO THE ESCROW AGREEMENT

This Amendment to the Escrow Agreement (this “Amendment”) is entered into as of September 20, 2019 by North Capital Private Securities Corporation (“Placement Agent”), Otis Wealth, Inc. (the “Platform”), North Capital Private Securities Corporation (“Escrow Agent”), and Series Drop 005, a Series of Otis Gallery, LLC (“Issuer”). NCPS, Portal, Escrow Agent and the Issuer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A. The Parties heretofore entered into that certain Escrow Agreement dated as of September 11, 2019. Capitalized terms used herein without definition have the meaning set forth in the Escrow Agreement.

B. Exhibit A of the Escrow Agreement set the Minimum Offering Amount to be $47,500.

C. The Parties desire to amend the Escrow Agreement and set the Minimum Offering Amount to be $90,000.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Amendment. The Minimum Offering Amount is hereby amended and set at $90,000. This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by the Parties.

[Signature Pages Follow]

Issuer: Series Drop 005, a Series of Otis Gallery LLC
By: Otis Wealth, Inc., its manager

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

Platform: Otis Wealth, Inc.

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

North Capital Private Securities, as Escrow Agent

By:	/s/ Stephanie Holt
Name:	Stephanie Holt
Title:	COO

North Capital Private Securities, as Placement Agent

By:	/s/ Stephanie Holt
Name:	Stephanie Holt
Title:	COO